 Tompkins Financial Corporation 8-K

EXHIBIT 99.1

For more information contact:

Stephen S. Romaine, President & CEO

Francis M. Fetsko, Executive VP, CFO & COO

Tompkins Financial Corporation (888) 503-5753

For Immediate Release

Friday, July 24, 2020

Tompkins Financial Corporation Reports Increased Second Quarter Earnings

ITHACA, NY - Tompkins Financial Corporation (NYSE American: TMP)

Tompkins Financial Corporation reported diluted earnings per share of $1.44 for the second quarter of 2020, up 13.4% compared to $1.27 reported in the second quarter of 2019. Net income for the second quarter of 2020 was $21.4 million, compared to $19.4 million reported for the same period in 2019.

For the year-to-date period ended June 30, 2020, diluted earnings per share were $1.97, down 25.1% from the same period in 2019. Year-to-date net income was $29.4 million, down from $40.4 million, for the same period in 2019. Results for the 2020 year-to-date period were negatively impacted by economic stress resulting from the COVID-19 pandemic, which contributed to the $16.3 million provision for credit losses recognized during the first quarter of 2020.

Mr. Romaine commented, “We are pleased to report strong financial results for the quarter despite a very challenging business climate. Although the longer term impact of the pandemic and related economic conditions are still unknown, there have been several recent positive trends noted with certain national economic indicators, such as reduced levels of unemployment, improving retail sales and improving consumer confidence. At Tompkins, we have seen several positive trends as well, with very strong mortgage application volumes in the second quarter, higher levels of debit card spending, and favorable credit quality measures when compared to last quarter. We are encouraged by some of these recent favorable trends, though the recent rise in COVID-19 cases nationally makes it clear that much uncertainty remains. We will remain vigilant in monitoring risk trends as we navigate these challenging times.”

SELECTED HIGHLIGHTS FOR THE SECOND QUARTER:

●	Total loans of $5.4 billion were up $568 million, or 11.7% over June 30, 2019. The increase over the prior year included $465.6 million of PPP loans funded during the second quarter of 2020.
●	Total deposits of $6.4 billion increased by $1.4 billion, or 27.8% over June 30, 2019.
●	Net interest margin was 3.45% for the second quarter of 2020, up from 3.44% for the first quarter of 2020, and 3.43% for the fourth quarter of 2019
●	The ratio of Total Capital to risk-weighted assets improved to 13.95%, up from 13.62% at March 31, 2020, and 13.53% at December 31, 2019.

NET INTEREST INCOME

Net interest income was $56.4 million for the second quarter of 2020, compared to $52.3 million reported for the second quarter of 2019. For the year-to-date period, net interest income was $109.3 million, an increase of $5.1 million or 4.9% from the same six-month period in 2019.

Net interest income benefited from growth in average loans. Average loans were up $297.7 million, or 6.2% in the first six months of 2020, compared to the same six month period in 2019. The increase in average loans includes the benefit of $465.6 million of loans originated under the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) in the second quarter of 2020. Asset yields were down 20 basis points compared to the first six months of 2019, which reflects the impact of reductions in market interest rates during the first six months of 2020, and the addition of the lower yielding PPP loans originated in the second quarter.

Average total deposits were up $778.1 million, or 15.7% in the first six months of 2020, versus the same period in 2019. Average noninterest deposits were up $251.3 billion or 18.7% in the first six months of 2020, compared to the same period in 2019. Average deposit balances benefited from $465.6 million of PPP loan originations during the second quarter of 2020, the majority of which were deposited in Tompkins checking accounts. The average rate paid on interest-bearing deposit products in the first six months of 2020 decreased by 21 basis points over the same period in 2019.

Net interest margin was 3.45% for the second quarter of 2020, up compared to the 3.34% reported for the second quarter of 2019, and 3.44% for the first quarter of 2020. The improved net interest margin year-over-year was largely driven by lower funding costs, reflecting lower deposit rates and growth in deposit balances, which were used to reduce higher cost other borrowing balances.

As a result of its participation in the SBA’s PPP, in the second quarter the Company recorded net deferred loan fees of $2.3 million, which are included in interest income.

NONINTEREST INCOME

Noninterest income represented 24.8% of total revenues in the first six months of 2020, as compared to 26.7% in the same period in 2019. Noninterest income of $17.2 million for the second quarter of 2020 was down 7.3% compared to the same period in 2019. For the year-to-date period, noninterest income of $36.1 million was down 4.7% from the same period in 2019. Total fee based services in the second quarter of 2020 were $14.7 million, down 10.5% compared to the same period in 2019. The reduction in fee based income in 2020 is largely related to the pandemic-related travel and business restrictions, which reduced card services and service charge income. Other noninterest income for the second quarter of 2020 included $691,000 related to gains on sales of residential mortgage loans.

NONINTEREST EXPENSE

Noninterest expense was $46.9 million for the second quarter of 2020, up $818,000, or 1.8%, over the second quarter of 2019. For the year-to-date period, noninterest expense was $92.6 million, up $2.3 million, or 2.6%, from the same period in 2019. The increase in noninterest expense for both the second quarter and year-to-date periods was primarily attributable to normal annual increases in salaries and wages. Other expense for the second quarter and year-to-date period of 2020 included $1.2 million and $1.7 million, respectively, related to allowance for credit losses for off-balance sheet exposures. Other expense during the quarter also included a loss of $675,000 related to the pending sale of real estate.

INCOME TAX EXPENSE

The Company’s effective tax rate was 20.5% for the second quarter of 2020, compared to 19.6% for the same period in 2019. The effective tax rate for the six months ended June 30, 2020 was 20.2%, compared to 20.3% reported for the same period in 2019.

ASSET QUALITY

Asset quality trends remained strong in the second quarter of 2020. Nonperforming assets represented 0.40% of total assets at June 30, 2020, down from 0.47% at December 31, 2019. Nonperforming asset levels continue to be below the most recent Federal Reserve Board Peer Group Average1 of 0.49%.

Provision for credit losses in the second quarter of 2020 was a negative provision of $348,000 compared to an expense of $601,000 for the same period in 2019. Provision expense for the six months ended June 30, 2020 was $15.9 million, compared to $1.0 million for the same period in 2019. The first quarter of 2020 included provision expense of $16.3 million related to the impact of the economic shutdown related to COVID-19 on economic forecasts and other model assumptions relied upon by management in determining the allowance. Net recoveries for the second quarter of 2020 were $26,000 compared to net charge-offs of $139,000 reported in the second quarter of 2019.

The allowance for credit losses represented 0.96% of total loans and leases at June 30, 2020, compared to 1.06% at March 31, 2020, 0.81% at December 31, 2019, and 0.84% at June 30, 2019. The decline in the ratio during the second quarter this year is largely due to the increase in loan balances being largely driven by $465.6 million of PPP loans for which no reserves have been allocated. The ratio of the allowance to total nonperforming loans and leases was 172.62% at June 30, 2020, improved from 126.90% at December 31, 2019, and 171.42% at June 30, 2019.

Overall credit quality has been supported by several initiatives initiated by the Company in response to the pandemic. As previously announced, Tompkins has initiated and participated in a number of credit initiatives to support employees and customers who have been impacted by the economic conditions associated with the COVID-19 pandemic. For non-executive employees affected by COVID-19, the Company implemented a low interest loan program. The Company also implemented a payment deferral program to assist both consumer and business borrowers that may be experiencing financial hardship due to COVID-19. Weekly deferral requests for the last week of June were down 98% from peak levels the Company experienced in late March. As of June 30, 2020, the Company had granted payment deferral requests for approximately 3,900 loans totaling $2.3 billion to individuals and businesses. As of July 20, 2020, nearly 50% of loans that had received deferrals had begun making regular payments.

As previously noted, the Company participated in the U.S. Small Business Administration (SBA) Paycheck Protection Program (“PPP”). This program provides borrower guarantees for lenders, as well as loan forgiveness incentives for borrowers that utilize the loan proceeds to cover employee compensation-related expenses and certain other eligible business operating costs, all in accordance with the rules and regulations established by the SBA. The Company began accepting applications for PPP loans on April 3, 2020, and had funded approximately 2,997 loans totaling about $465.6 million as of June 30, 2020.

CAPITAL POSITION

Capital ratios remained well above the regulatory minimums for well capitalized institutions. The ratio of Total capital to risk-weighted assets improved to 13.95% at June 30, 2020, up from 13.62% at March 31, 2020, and 13.53% at December 31, 2019. The ratio of Tier 1 capital to average assets was 8.79% at June 30, 2020, down from 9.61% at December 31, 2019, and 9.25% at June 30, 2019. The current period Tier 1 capital to average assets was negatively impacted by $465.6 million of PPP loans originated in the second quarter of 2020.

ABOUT TOMPKINS FINANCIAL CORPORATION

Tompkins Financial Corporation is a financial services company serving the Central, Western, and Hudson Valley regions of New York and the Southeastern region of Pennsylvania. Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Trust Company, Tompkins Bank of Castile, Tompkins Mahopac Bank, Tompkins VIST Bank, Tompkins Insurance Agencies, Inc., and offers wealth management services through Tompkins Financial Advisors. For more information on Tompkins Financial, visit www.tompkinsfinancial.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform of 1995:

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Examples of forward-looking statements in this press release include, without limitation, those regarding the novel coronavirus (COVID-19) and our plans in response to the coronavirus. Forward-looking statements may be identified by use of such words as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “plan”, or “anticipate”, and other similar words. Forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to certain uncertainties and factors relating to the Company’s operations and economic environment, all of which are difficult to predict and many of which are beyond the control of the Company, that could cause actual results of the Company to differ materially from those expressed and/or implied by forward-looking statements. The following factors, in addition to those listed as Risk Factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, are among those that could cause actual results to differ materially from the forward-looking statements: changes in general economic, market and regulatory conditions; the severity and duration of the coronavirus outbreak and the impact of the outbreak (including the government’s response to the outbreak) on economic and financial markets, potential regulatory actions, and modifications to our operations, products, and services relating thereto; disruptions in our and our customers’ operations and loss of revenue due to pandemics, epidemics, widespread health emergencies, government-imposed travel/business restrictions, or outbreaks of infectious diseases such as the coronavirus, and the associated adverse impact on our financial position, liquidity, and our customers’ abilities to repay their obligations to us or willingness to obtain financial services products from the Company; the development of an interest rate environment that may adversely affect the Company’s interest rate spread, other income or cash flow anticipated from the Company’s operations, investment and/or lending activities; changes in laws and regulations affecting banks, bank holding companies and/or financial holding companies, such as the Dodd-Frank Act, Basel III and the Economic Growth, Regulatory Relief, and Consumer Protection Act; legislative and regulatory changes in response to COVID-19 with which we and our subsidiaries must comply, including the CARES Act and the rules and regulations promulgated thereunder, and state and local government mandates; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; governmental and public policy changes, including environmental regulation; reliance on large customers; and financial resources in the amounts, at the times and on the terms required to support the Company’s future businesses. The Company does not undertake any obligation to update its forward-looking statements.

TOMPKINS FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CONDITION

(In thousands, except share and per share data) (Unaudited)	As of	As of
ASSETS	06/30/2020	12/31/2019

Cash and noninterest bearing balances due from banks	$472,108	$136,010
Interest bearing balances due from banks	7,018	1,972
Cash and Cash Equivalents	479,126	137,982

Available-for-sale debt securities, at fair value (amortized cost of $1,301,271 at June 30, 2020 and $1,293,239 at December 31, 2019)	1,335,153	1,298,587
Equity securities, at fair value (amortized cost $934 at June 30, 2020 and $915 at December 31, 2019)	934	915
Total loans and leases, net of unearned income and deferred costs and fees	5,424,285	4,917,550
Less: Allowance for credit losses	52,082	39,892
Net Loans and Leases	5,372,203	4,877,658

Federal Home Loan Bank and other stock	19,044	33,695
Bank premises and equipment, net	89,934	94,355
Corporate owned life insurance	83,606	82,961
Goodwill	92,447	92,447
Other intangible assets, net	5,500	6,223
Accrued interest and other assets	104,109	100,800
Total Assets	$7,582,056	$6,725,623
LIABILITIES
Deposits:
Interest bearing:
Checking, savings and money market	3,759,478	3,080,686
Time	699,166	675,014
Noninterest bearing	1,918,877	1,457,221
Total Deposits	6,377,521	5,212,921

Federal funds purchased and securities sold under agreements to repurchase	50,889	60,346
Other borrowings	325,000	658,100
Trust preferred debentures	17,120	17,035
Other liabilities	113,497	114,167
Total Liabilities	$6,884,027	$6,062,569
EQUITY
Tompkins Financial Corporation shareholders’ equity:
Common Stock - par value $.10 per share: Authorized 25,000,000 shares; Issued: 14,950,368 at June 30, 2020; and 15,014,499 at December 31, 2019	1,495	1,501
Additional paid-in capital	335,268	338,507
Retained earnings	386,025	370,477
Accumulated other comprehensive loss	(21,048)	(43,564)
Treasury stock, at cost – 119,092 shares at June 30, 2020, and 123,956 shares at December 31, 2019	(5,187)	(5,279)
Total Tompkins Financial Corporation Shareholders’ Equity	696,553	661,642

Noncontrolling interests	1,476	1,412
Total Equity	$698,029	663,054
Total Liabilities and Equity	$7,582,056	6,725,623

TOMPKINS FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data) (Unaudited)	Three Months Ended		Six Months Ended
	06/30/2020	06/30/2019	06/30/2020	06/30/2019
INTEREST AND DIVIDEND INCOME
Loans	$56,133	$56,740	$111,747	$112,064
Due from banks	1	$10	7	$20
Available-for-sale debt securities	6,922	$7,686	14,066	$15,544
Held-to-maturity securities	0	$863	0	$1,721
Federal Home Loan Bank and other stock	389	$794	824	$1,672
Total Interest and Dividend Income	63,445	$66,093	126,644	$131,021
INTEREST EXPENSE
Time certificates of deposits of $250,000 or more	860	774	1,703	$1,360
Other deposits	3,917	6,816	10,272	$12,827
Federal funds purchased and securities sold under agreements to repurchase	21	33	57	$77
Trust preferred debentures	253	327	542	$656
Other borrowings	2,028	5,825	4,735	$11,869
Total Interest Expense	7,079	13,775	17,309	$26,789
Net Interest Income	56,366	52,318	109,335	$104,232
Less: Provision for credit loss expense	(348)	601	15,946	$1,046
Net Interest Income After Provision for Credit Loss Expense	56,714	51,717	93,389	$103,186
NONINTEREST INCOME
Insurance commissions and fees	7,255	7,752	15,300	$15,797
Investment services income	3,920	3,907	8,122	$7,991
Service charges on deposit accounts	1,248	2,021	3,231	$4,019
Card services income	2,283	2,750	4,466	$5,540
Other income	2,466	1,806	4,570	$4,284
Net gain on securities transactions	5	284	448	$296
Total Noninterest Income	17,177	18,520	36,137	$37,927
NONINTEREST EXPENSE
Salaries and wages	23,037	22,088	45,531	$43,189
Other employee benefits	5,886	5,662	11,570	$11,273
Net occupancy expense of premises	3,040	3,258	6,368	$6,859
Furniture and fixture expense	1,888	1,996	3,873	$3,975
Amortization of intangible assets	375	418	749	$830
Other operating expense	12,662	12,648	24,537	$24,153
Total Noninterest Expenses	46,888	46,070	92,628	$90,279
Income Before Income Tax Expense	27,003	24,167	36,898	$50,834
Income Tax Expense	5,540	4,743	7,449	$10,338
Net Income Attributable to Noncontrolling Interests and Tompkins Financial Corporation	21,463	19,424	29,449	$40,496
Less: Net Income Attributable to Noncontrolling Interests	32	32	69	$64
Net Income Attributable to Tompkins Financial Corporation	$21,431	19,392	$29,380	$40,432
Basic Earnings Per Share	$1.44	$1.27	$1.97	$2.64
Diluted Earnings Per Share	$1.44	$1.27	$1.97	$2.63

Average Consolidated Statements of Condition and Net Interest Analysis (Unaudited)

	Quarter Ended			Year to Date Period Ended			Year to Date Period Ended
	June 30, 2020			June 30, 2020			June 30, 2019
	Average			Average			Average
	Balance		Average	Balance		Average	Balance		Average
(Dollar amounts in thousands)	Quarter Ended	Interest	Yield/ Rate	Year Ended	Interest	Yield/ Rate	Year Ended	Interest	Yield/ Rate
ASSETS
Interest-earning assets
Interest-bearing balances due from banks	$4,541	$1	0.09%	$3,033	$7	0.46%	$2,232	$20	1.81%
Securities (2)
U.S. Government securities	1,199,999	6,298	2.11%	1,197,376	12,874	2.16%	1,399,542	16,168	2.33%
State and municipal (3)	109,621	743	2.73%	103,550	1,409	2.74%	93,872	1,264	2.72%
Other securities (3)	3,433	32	3.75%	3,428	68	3.99%	3,416	81	4.78%
Total securities	1,313,053	7,073	2.17%	1,304,354	14,351	2.21%	1,496,830	17,513	2.36%
FHLBNY and other stock	21,691	389	7.21%	24,124	824	6.87%	47,349	1,672	7.12%

Total loans and leases, net of unearned income (3)(4)	5,276,794	56,441	4.30%	5,095,414	112,348	4.43%	4,797,709	112,636	4.73%
Total interest-earning assets	6,616,079	63,904	3.89%	6,426,925	127,530	3.99%	6,344,120	131,841	4.19%

Other assets	797,866			616,521			398,762

Total assets	$7,413,945			$7,043,446			$6,742,882

LIABILITIES & EQUITY
Deposits
Interest-bearing deposits
Interest bearing checking, savings & money market	$3,660,190	1,935	0.21%	$3,436,366	6,301	0.37%	$2,943,765	9,441	0.65%
Time deposits	704,460	2,842	1.62%	692,354	5,674	1.65%	658,242	4,746	1.45%
Total interest-bearing deposits	4,364,650	4,777	0.44%	4,128,720	11,975	0.58%	3,602,007	14,187	0.79%

Federal funds purchased & securities sold under
agreements to repurchase	52,464	21	0.16%	57,996	57	0.20%	63,451	77	0.24%
Other borrowings	391,547	2,028	2.08%	444,988	4,735	2.14%	971,119	11,869	2.46%
Trust preferred debentures	17,092	253	5.95%	17,071	542	6.38%	16,900	656	7.83%
Total interest-bearing liabilities	4,825,753	7,079	0.59%	4,648,775	17,309	0.75%	4,653,477	26,789	1.16%

Non-interest bearing deposits	1,788,108			1,598,884			1,347,538
Accrued expenses and other liabilities	109,609			111,141			101,409
Total liabilities	6,723,470			6,358,800			6,102,424

Tompkins Financial Corporation Shareholders’ equity	689,018			683,206			639,015
Noncontrolling interest	1,457			1,440			1,443
Total equity	690,475			684,646			640,458

Total liabilities and equity	$7,413,945			$7,043,446			$6,742,882
Interest rate spread			3.30%			3.24%			3.03%
Net interest income/margin on earning assets		56,825	3.45%		110,221	3.45%		105,052	3.34%

Tax equivalent adjustments		(459)			(886)			(820)

Net interest income per consolidated financial statements		$56,366			$109,335			$104,232

Tompkins Financial Corporation - Summary Financial Data (Unaudited)

(In thousands, except per share data)
	Quarter-Ended					Year-Ended
Period End Balance Sheet	Jun-20	Mar-20	Dec-19	Sep-19	Jun-19	Dec-19
Securities	$1,336,087	$1,353,567	$1,299,502	$1,282,026	$1,330,719	$1,299,502
Total Loans	5,424,285	4,937,822	4,917,550	4,857,073	4,855,802	4,917,550
Allowance for credit losses	52,082	52,404	39,892	41,371	40,790	39,892
Total assets	7,582,056	6,743,114	6,725,623	6,627,982	6,654,390	6,725,623
Total deposits	6,377,521	5,409,363	5,212,921	5,369,990	4,988,897	5,212,921
Federal funds purchased and securities sold under agreements to repurchase	50,889	68,993	60,346	50,541	63,978	60,346
Other borrowings	325,000	457,983	658,100	429,000	824,562	658,100
Trust preferred debentures	17,120	17,078	17,035	16,992	16,949	17,035
Total common equity	696,553	681,153	661,642	658,358	656,201	661,642
Total equity	698,029	682,597	663,054	659,865	657,677	663,054

Average Balance Sheet
Average earning assets	$6,616,079	$6,237,773	$6,188,442	$6,203,078	$6,337,983	$6,268,440
Average assets	7,413,945	6,672,948	6,613,202	6,621,412	6,742,409	6,679,578
Average interest-bearing liabilities	4,825,753	4,471,797	4,374,572	4,415,079	4,638,249	4,523,088
Average equity	690,475	678,817	664,441	659,650	650,079	651,341
Share data
Weighted average shares outstanding (basic)	14,681,956	14,718,948	14,726,023	14,827,114	15,019,710	14,907,057
Weighted average shares outstanding (diluted)	14,714,848	14,774,269	14,790,503	14,887,626	15,085,945	14,973,951
Period-end shares outstanding	14,914,458	14,907,947	14,978,589	14,975,750	15,160,719	14,978,589
Common equity book value per share	$46.70	$45.69	$44.17	$43.96	$43.28	$44.17
Tangible book value per share (Non-GAAP)**	$40.19	$39.15	$37.64	$37.40	$36.77	$37.64
** See “Non-GAAP measures” below for a discussion of non-GAAP financial measures and a reconciliation of non-GAAP financial measures to the most directly comparable financial measures presented in accordance with GAAP.

Income Statement
Net interest income	$56,366	$52,969	$53,240	$53,156	$52,318	$210,628
Provision (credit) for credit loss expense	(348)	16,294	(1,000)	1,320	601	1,366
Noninterest income	17,177	18,960	17,972	19,534	18,520	75,433
Noninterest expense	46,888	45,740	45,900	45,655	46,070	181,834
Income tax expense	5,540	1,909	5,200	5,478	4,743	21,016
Net income attributable to Tompkins Financial Corporation	21,431	7,949	21,080	20,206	19,392	81,718
Noncontrolling interests	32	37	32	31	32	127
Basic earnings per share (5)	$1.44	$0.53	$1.41	$1.34	$1.27	$5.39
Diluted earnings per share (5)	$1.44	$0.53	$1.40	$1.34	$1.27	$5.37

Nonperforming Assets
Nonaccrual loans and leases	$23,183	$23,556	$24,281	$23,568	$18,906	$24,281
Loans and leases 90 days past due and accruing	0	0	0	0	0	0
Troubled debt restructuring not included above	6,988	7,137	7,154	6,528	4,889	7,154
Total nonperforming loans and leases	30,171	30,693	31,435	30,096	23,795	31,435
OREO	274	466	428	888	2,229	428
Total nonperforming assets	$30,445	$31,159	$31,863	$30,984	$26,024	$31,863

Tompkins Financial Corporation - Summary Financial Data (Unaudited) - continued

	Quarter-Ended					Year-Ended
Delinquency - Total loan and lease portfolio	Jun-20	Mar-20	Dec-19	Sep-19	Jun-19	Dec-19
Loans and leases 30-89 days past due and accruing	$8,352	$9,328	$3,724	$3,519	$4,376	$3,724
Loans and leases 90 days past due and accruing	0	0	794	1,219	1,229	794
Total loans and leases past due and accruing	8,352	9,328	4,518	4,738	5,605	4,518
Allowance for Credit Losses*
Balance at beginning of period	$52,404	$39,892	$41,371	$40,790	$40,328	$43,410
Impact of adopting ASC 326	0	(2,534)	0	0	0	0
Provision (credit) for credit losses	(348)	16,294	(1,000)	1,320	601	1,366
Net loan and lease (recoveries) charge-offs	(26)	1,248	479	739	139	4,884
Allowance for credit losses at end of period	$52,082	$52,404	$39,892	$41,371	$40,790	$39,892
*CECL was adopted January 1, 2020. Prior periods reflect the allowance for credit losses for loans under the incurred loss methodology.
Loan Classification - Total Portfolio
Special Mention	$44,741	$37,121	29,800	$41,575	$36,884	$29,800
Substandard	48,046	52,894	60,499	61,682	47,627	60,499

Ratio Analysis

Credit Quality
Nonperforming loans and leases/total loans and leases (6)	0.56%	0.62%	0.64%	0.62%	0.49%	0.64%
Nonperforming assets/total assets	0.40%	0.46%	0.47%	0.47%	0.39%	0.47%
Allowance for credit losses/total loans and leases	0.96%	1.06%	0.81%	0.85%	0.84%	0.81%
Allowance/nonperforming loans and leases	172.62%	170.74%	126.90%	137.46%	171.42%	126.90%
Net loan and lease losses annualized/total average loans and leases	0.00%	0.10%	0.04%	0.06%	0.01%	0.10%
Capital Adequacy
Tier 1 Capital (to average assets)	8.79%	9.53%	9.61%	9.43%	9.25%	9.61%
Total Capital (to risk-weighted assets)	13.95%	13.62%	13.53%	13.36%	13.34%	13.53%
Profitability (period-end)
Return on average assets *	1.16%	0.48%	1.26%	1.21%	1.15%	1.22%
Return on average equity *	12.48%	4.71%	12.59%	12.15%	11.96%	12.55%
Net interest margin (TE) *	3.45%	3.44%	3.44%	3.43%	3.34%	3.39%
** Quarterly ratios have been annualized

Tompkins Financial Corporation - Summary Financial Data (Unaudited) - continued

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Where non-GAAP disclosures are used in this press release, the comparable GAAP measure, as well as reconciliation to the comparable GAAP measure, is provided in the below tables. The Company believes the non-GAAP measures provide meaningful comparisons of our underlying operational performance and facilitate management's and investors' assessments of business and performance trends. These non-GAAP financial measures should not be considered in isolation or as a measure of the Company's profitability or liquidity; they are in addition to, and are not a substitute for, financial measures under GAAP. The non-GAAP financial measures presented herein may be different from non-GAAP financial measures used by other companies, and may not be comparable to similarly titled measures reported by other companies. Further, the Company may utilize other measures to illustrate performance in the future. Non-GAAP financial measures have limitations since they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP.

Reconciliation of Net Income Attributable to Tompkins Financial Corporation (GAAP) to Net Operating Income Available to Common Shareholders (Non-GAAP) and Reconciliation of Diluted Earnings Per Share (GAAP) to Adjusted Diluted Earnings Per Share (Non-GAAP)
	Quarter-Ended					Year-Ended
	Jun-20	Mar-20	Dec-19	Sep-19	Jun-19	Dec-19
Net income available to common shareholders	$21,431	$7,949	$21,081	$20,206	$19,392	$81,718
Less: income attributable to unvested stock-based compensations awards	251	99	334	317	306	1,306
Net earnings allocated to common shareholders (GAAP)	21,180	7,850	20,747	19,889	19,086	80,412
Diluted earnings per share (GAAP)	$1.44	$0.53	$1.40	$1.34	$1.27	$5.37

Adjustments for non-operating income and expense:
Write-down of real estate pending sale	673	0	0	0	0	0
Total Adjustments	673	0	0	0	0	0
Tax (benefit) expense	(165)	0	0	0	0	0
Total adjustments, net of tax	508	0	0	0	0	0
Net operating income available to common shareholders (Non-GAAP)	21,688	7,850	20,747	19,889	19,086	80,412
Weighted average shares outstanding (diluted)	14,714,848	14,774,269	14,790,503	14,887,626	15,085,945	14,973,951
Adjusted diluted earnings per share (Non-GAAP)	$1.47	$0.53	$1.40	$1.34	$1.27	$5.37

	Year-to-Date
	Jun-20	Jun-19
Net income available to common shareholders	$29,380	$40,432
Less: income attributable to unvested stock-based compensation awards	350	655
Net earnings allocated to common shareholders (GAAP)	29,030	39,777
Diluted earnings per share (GAAP)	$1.97	$2.64
Adjustments for non-operating income and expense:
Write-down of real estate pending sale	673	0
Tax (benefit) expense	(165)	0
Total adjustments, net of tax	508	0
Net operating income available to common shareholders (Non-GAAP)	29,538	39,777
Weighted average shares outstanding (diluted)	14,714,848	15,085,945
Adjusted diluted earnings per share (Non-GAAP)	$2.01	$2.64

Tompkins Financial Corporation - Summary Financial Data (Unaudited) - continued

Reconciliation of Common Equity Book Value Per Share (GAAP) to Tangible Book Value Per Share (non-GAAP)
Total common equity	$696,553	$681,153	$661,642	$658,358	$656,201	$661,642
Less: Goodwill and intangibles (7)	97,107	97,481	97,855	98,277	98,698	97,855
Tangible common equity (Non-GAAP)	599,446	583,672	563,787	560,081	557,503	563,787
Ending shares outstanding	14,914,458	14,907,947	14,978,589	14,975,750	15,160,719	14,978,589
Tangible book value per share (Non-GAAP)	$40.19	$39.15	$37.64	$37.40	$36.77	$37.64

(1) Federal Reserve peer ratio as of March 31, 2020 the most recent data available, includes banks and bank holding companies with consolidated assets between $3 billion and $10 billion.

(2) Average balances and yields on available-for-sale securities are based on historical amortized cost.

(3) Interest income includes the tax effects of taxable-equivalent basis.

(4) Nonaccrual loans are included in the average asset totals presented above. Payments received on nonaccrual loans have been recognized as disclosed in Note 1 of the Company's consolidated financial statements included in Part I of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2019.

(5) Earnings per share year-to-date may not equal the sum of the quarterly earnings per share as a result of rounding of average shares

(6) Certain acquired loans and leases that are past due are not on nonaccrual and are not included in nonperforming loans. The risk of credit loss on these loans has been considered by virtue of the Company's estimate of acquisition-date fair value and these loans are considered accruing as the Company primarily recognizes interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.

(7) "Goodwill and intangibles" as shown in the above tables, equal total intangible assets less mortgage servicing rights.